Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Equity One, Inc. on Form S-4 of our report dated March 8, 2002 (except for Notes 5, 6, 14 and 15 as to which the date is December 4, 2002) appearing in the Current Report on Form 8-K of Equity One, Inc. dated December 10, 2002, of our report dated March 8, 2002 on the consolidated financial statement schedule appearing in the Annual Report on Form 10-K/A of Equity One, Inc. for the year ended December 31, 2001, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche

Miami, Florida
December 23, 2002